As filed with the Securities and Exchange Commission on August 10, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MESA AIR GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	85-0302351
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

410 North 44th Street, Suite 700 Phoenix, Arizona	85008
(Address of Principal Executive Offices)	(Zip Code)

MESA AIR GROUP, INC. 2018 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Jonathan G. Ornstein

Chairman and Chief Executive Officer

Mesa Air Group, Inc.

410 North 44th Street, Suite 700

Phoenix, Arizona 85008

(602) 685-4000

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Gregory R. Hall

DLA Piper LLP (US)

2525 East Camelback Road, Suite 1000

Phoenix, Arizona 85016

(480) 606-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, no par value (“Common Stock”)	2,500,000	$15.00	$37,500,000	$4,668.75

(1)

The shares of Common Stock set forth in the Calculation of Registration Fee table and which may be offered pursuant to this Registration Statement include, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), such additional number of shares of Common Stock as may be issuable as a result of any stock split, stock dividend, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of Common Stock.

(2)

Estimated solely for purposes of calculating the proposed maximum aggregate offering price and the registration fee pursuant to Securities Act Rules 457(c) and 457(h). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based upon the initial public offering price per share of Common Stock set forth on the cover page of the Registrant’s prospectus dated August 9, 2018 relating to its initial public offering.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I, Items 1 and 2, have been or will be delivered to participants in accordance with Form S-8 and Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Mesa Air Group, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents that have been filed by the Registrant with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a)

The Registrant’s prospectus to be filed with the SEC on our about August 13, 2018 pursuant to Rule 424(b) under the Securities Act related to the Registration Statement on Form S-1 (File No. 333-226173) initially filed with the SEC on July 13, 2018, as subsequently amended (“Registrant’s Form S-1”), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b)

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-38626) filed with the SEC on August 9, 2018, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All other reports or documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Nevada law provides that our directors and officers will not be individually liable to us, our shareholders or our creditors for any damages for any act or omission of a director or officer other than in circumstances where the presumption that the director or officer acted in good faith and with a view to the interests of the Company has been rebutted, and it is proven that the director or officer breaches his or her fiduciary duty to us or our shareholders and such breach involves intentional misconduct, fraud or a knowing violation of law.

Nevada law also allows a corporation to indemnify officers and directors for actions for which a director or officer either would not be liable pursuant to the limitation of liability provisions of Nevada law or where he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests, and, in the case of an action not by or in the right of the company and with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Our second amended and restated articles of incorporation and amended and restated bylaws provide indemnification for our directors and officers to the fullest extent permitted by Nevada law. We have entered into, and expect to continue to enter into, agreements to indemnify our directors as determined by our Board of Directors. We have entered into, and in the future may enter into, indemnification agreements with each of our directors that may, in some cases, be broader than the specific indemnification provisions under Nevada law. In addition, as permitted by Nevada law, our second amended and restated articles of incorporation include provisions that eliminate the personal liability of our directors and officers for monetary damages resulting from certain breaches of fiduciary duties as a director or officer. The effect of these provisions is to restrict our rights and the rights of our shareholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for acts or omissions not in good faith or in a manner which he or she did not reasonably believe to be in or not opposed to our best interest if, subject to certain exceptions, the act or failure to act constituted a breach of fiduciary duty and such breach involved intentional misconduct, fraud or knowing violations of law. We are also authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents against certain liabilities.

The limitation of liability and indemnification provisions in our second amended and restated articles of incorporation, amended and restated bylaws and indemnification agreements may discourage shareholders from bringing a lawsuit against directors or officers for breach of their fiduciary duties. These provisions may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our shareholders. A shareholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, these provisions do not limit or eliminate our rights, or those of any shareholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s or officer’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under federal securities laws. At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Item 7.	Exemption from Registration Claimed.

Not applicable

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to Registrant’s Form S-1)

5.1	Opinion of DLA Piper LLP (US)

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)

24.1	Powers of Attorney (included as part of the signature page to this Registration Statement)

99.1	Mesa Air Group, Inc. 2018 Equity Incentive Plan

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

iii.

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement; and

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on August 10, 2018.

MESA AIR GROUP, INC.

By:	/s/ Jonathan G. Ornstein
Jonathan G. Ornstein
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each director and officer whose signature appears below hereby appoints Jonathan G. Ornstein and Michael J. Lotz, and each of them, as his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting to such attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitutes or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement and the Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

By: /s/ Jonathan G. Ornstein Jonathan G. Ornstein	Chairman and Chief Executive Officer (Principal Executive Officer)	August 10, 2018

By: /s/ Michael J. Lotz Michael J. Lotz	President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)	August 10, 2018

By: /s/ Daniel J. Altobello Daniel J. Altobello	Director	August 10, 2018

By: /s/ Ellen N. Artist Ellen N. Artist	Director	August 10, 2018

By: /s/ Mitchell Gordon Mitchell Gordon	Director	August 10, 2018

By: /s/ Dana J. Lockhart Dana J. Lockhart	Director	August 10, 2018

By: /s/ G. Grant Lyon G. Grant Lyon	Director	August 10, 2018

By: /s/ Giacomo Picco Giacomo Picco	Director	August 10, 2018

By: /s/ Harvey Schiller Harvey Schiller	Director	August 10, 2018

By: /s/ Spyridon Skiados Spyridon Skiados	Director	August 10, 2018